EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Kforce Inc. on Form S-4 of our report dated February 3, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill), appearing in the Annual Report on Form 10-K of Kforce Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE

Tampa, Florida

December 23, 2003